[LOGO OF ASTRALIS LTD.]

                                                                 August 19, 2005

         Astralis Announces Completion of $2.0 Million Private Placement

Fairfield, New Jersey, August 19, 2005 -- Astralis Ltd (OTCBB: ASTR) announced today the completion of a private placement of $2.0 million in common stock and warrants with Blue Cedar, Ltd. A second closing of this current round with additional institutional investors is expected in September. The closing price for the placement was $0.11 per share. Astralis intends to use the proceeds of the financing to support the return of Psoraxine(R), its product for the treatment of psoriasis, to clinical testing.

In connection with the financing, the Company also announced today that Manuel Tarabay, an investment banker with experience at Merrill Lynch, J.P. Morgan and Credit Suisse First Boston, has joined its board of directors.

James W. Sharpe, Chief Executive Officer of Astralis stated, "This financing is important in that it allows us to continue our therapeutic development program for Psoraxine(R). Following the completion of our recent clinical trial we have reviewed a number of factors including formulation variables and dosing frequency and duration, in order to better understand the basis of the biological activity of the product. We are now proceeding to develop a more effective formulation of Psoraxine(R) designed to demonstrate qimproved efficacy in the treatment of psoriasis".

Astralis' technology platform, which uses extracts from Leishmania and is believed to stimulate cells from the patient's immune system to reverse the inflammatory process responsible for psoriasis symptoms, has potentially broad applications in other dermatological diseases and auto-immune disease. Dr. Jose O'Daly, the company's founder and Chief Scientific Officer said, "We are pleased that Blue Cedar has chosen to invest in Astralis, and we look forward to continuing to develop Psoraxine(R) for the treatment of psoriasis, and to the opportunity to develop additional new products from our technology platform".

This press release may contain forward-looking statements regarding Astralis Ltd. Results may differ materially from those described in the press release as a result of a number of factors. There can be no assurance that Astralis' products will be successfully developed or manufactured, or that final results of human clinical trials will culminate in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of Astralis' products will be achieved. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.

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The securities offered and sold in this private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Astralis has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

Astralis Ltd
75 Passaic Ave
Fairfield, New Jersey, 07004
Phone: 1 (973) 227- 7168
Fax: 1 (973) 227- 7169
Email: info@astralisltd.com

Notes to the Editor

Astralis Ltd, a biotechnology company based in New Jersey, focuses on the research and development of novel treatments for immune system disorders and skin diseases. PsoraxineTM, the company's first product candidate, is an innovative drug under development for psoriasis, and is based on the discovery of a proprietary protein extract. For more information, visit Astralis' web site at www.astralisltd.com.

Psoriasis

Psoriasis is a chronic, genetically based remitting and relapsing scaly and inflammatory skin disorder that affects approximately 3% of the world's population. Psoriasis symptoms result from the overproduction of skin induced by blood cells associated with the immune system. These blood cells are over-stimulated and act as though the skin was damaged, manufacturing skin cells at a much faster rate than is required by undamaged skin. The overproduction of skin can cause a range of symptoms including itchy rash like patches, painful pustules and massive inflammation.

Additional information can be obtained from:

US National Psoriasis Foundation at www.psoriasis.org

International Federation of Psoriasis Associations at www.ifpa-pso.org